Exhibit 99

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RTX Reports Q3 2025 Results

RTX delivers 12% sales growth with strong operational performance;
Raises 2025 outlook for adjusted sales* and adjusted EPS*, confirms free cash flow*

ARLINGTON, Va., October 21, 2025 – RTX (NYSE: RTX) reports third quarter 2025 results.

Third quarter 2025
•Sales of $22.5 billion, up 12 percent versus prior year, and up 13 percent organically* excluding divestitures
•GAAP EPS of $1.41, including $0.29 of acquisition accounting adjustments, $0.01 cent of restructuring, and a $0.01 benefit from other net significant and/or non-recurring items
•Adjusted EPS* of $1.70, up 17 percent versus prior year
•Operating cash flow of $4.6 billion; free cash flow* of $4.0 billion
•Company backlog of $251 billion, including $148 billion of commercial and $103 billion of defense
•Returned $0.9 billion of capital to shareowners and paid down $2.9 billion of debt
•Completed the divestiture of Collins’ actuation and flight control business

Updates outlook for full year 2025
•Adjusted sales* of $86.5 - $87.0 billion, up from $84.75 - $85.5 billion
•Organic sales growth* of 8 to 9 percent, up from 6 to 7 percent
•Adjusted EPS* of $6.10 - $6.20, up from $5.80 - $5.95
•Confirms free cash flow* of $7.0 - $7.5 billion

“Strong execution in the third quarter enabled us to deliver double-digit organic sales growth* across all three segments and our sixth consecutive quarter of year-over-year adjusted segment margin expansion*,” said RTX Chairman and CEO Chris Calio. “We also received $37 billion of new awards in the quarter, reflecting robust global demand for our products and supporting long-term growth for RTX.”

“Based on our year-to-date performance and ongoing demand strength, we are raising our full year outlook for adjusted sales* and EPS*. We remain focused on executing on our $251 billion backlog and increasing our output to support the ramp across critical programs, while investing in next-generation products and services that meet the needs of our customers.”

*Adjusted net sales (also referred to as adjusted sales), organic sales, adjusted operating profit (loss) and margin percentage (ROS), segment operating profit (loss) and margin percentage (ROS), adjusted segment sales, adjusted segment operating profit (loss) and margin percentage (ROS), adjusted net income, adjusted earnings per share (“EPS”), adjusted effective tax rate, and free cash flow are non-GAAP financial measures. When we provide our expectation for adjusted net sales (also referred to as adjusted sales), adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures (expected diluted EPS and expected cash flow from operations) is not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. See “Use and Definitions of Non-GAAP Financial Measures” below for information regarding non-GAAP financial measures.

.

Third quarter 2025
RTX third quarter reported and adjusted sales were $22.5 billion, up 12 percent over the prior year. GAAP EPS of $1.41 included $0.29 of acquisition accounting adjustments, $0.01 of restructuring, and a $0.01 benefit from other net significant and/or non-recurring items. Adjusted EPS* of $1.70 was up 17 percent versus the prior year.

The company reported net income attributable to common shareowners in the third quarter of $1.9 billion which included $0.4 billion of acquisition accounting adjustments. Adjusted net income* of $2.3 billion was up 19 percent versus the prior year driven by adjusted segment operating profit growth* across all three segments. Operating cash flow in the third quarter was $4.6 billion and capital expenditures were $0.6 billion, resulting in free cash flow* of $4.0 billion.

Summary Financial Results – Operations Attributable to Common Shareowners

	3rd Quarter
($ in millions, except EPS)	2025	2024	% Change
Reported
Sales	$22,478	$20,089	12%
Net Income	$1,918	$1,472	30%
EPS	$1.41	$1.09	29%

Adjusted*
Sales	$22,478	$20,089	12%
Net Income	$2,311	$1,948	19%
EPS	$1.70	$1.45	17%

Operating Cash Flow	$4,639	$2,523	84%
Free Cash Flow*	$4,025	$1,971	104%

Segment Results

Collins Aerospace

	3rd Quarter
($ in millions)	2025	2024	% Change
Reported
Sales	$7,621	$7,075	8%
Operating Profit	$1,260	$1,062	19%
ROS	16.5%	15.0%	150	bps

Adjusted*
Sales	$7,621	$7,075	8%
Operating Profit	$1,194	$1,096	9%
ROS	15.7%	15.5%	20	bps

Collins Aerospace third quarter 2025 reported and adjusted sales of $7,621 million were up 8 percent versus the prior year. Excluding the impact of divestitures, the increase in adjusted sales* was driven by a 16 percent increase in commercial OE, a 13 percent increase in commercial aftermarket and a 6 percent increase in defense.

The increase in commercial OE sales was driven primarily by higher volume on narrowbody platforms. The increase in commercial aftermarket sales was driven by growth in parts and repairs and retrofit activity. The increase in defense sales was driven by higher volume across multiple programs and platforms, including the Survivable Airborne Operations Center.

Collins Aerospace reported operating profit of $1,260 million was up 19 percent versus the prior year. Reported operating profit included a gain on the sale of the actuation and flight control business. On an adjusted basis, operating profit* of $1,194 million was up 9 percent versus the prior year. Drop through on higher commercial aftermarket, defense, and commercial OE volume and lower R&D expense more than offset the impact of unfavorable commercial OE mix and higher tariffs across the business.

Pratt & Whitney

	3rd Quarter
($ in millions)	2025	2024	% Change
Reported
Sales	$8,423	$7,239	16%
Operating Profit	$751	$557	35%
ROS	8.9%	7.7%	120	bps

Adjusted*
Sales	$8,423	$7,239	16%
Operating Profit	$751	$597	26%
ROS	8.9%	8.2%	70	bps

Pratt & Whitney third quarter reported and adjusted sales of $8,423 million were up 16 percent versus the prior year. The sales growth was driven by a 5 percent increase in commercial OE, a 23 percent increase in commercial aftermarket, and a 15 percent increase in military. The increase in commercial OE sales was driven by higher volume in large commercial engines and favorable mix in Pratt Canada, while the increase in commercial aftermarket was driven by higher volume in both large commercial engines and Pratt Canada. Military sales were driven by the F135 program, including higher volume associated with the Lot 18 contract award in the quarter.

Pratt & Whitney reported operating profit of $751 million was up 35 percent versus the prior year. Adjusted operating profit* of $751 million was up 26 percent versus the prior year. The increase was driven by drop through on higher commercial aftermarket and military volume which more than offset the impact from increased large commercial OE deliveries, higher SG&A expense, and higher tariffs across the business.

Raytheon

	3rd Quarter
($ in millions)	2025	2024	% Change
Reported
Sales	$7,045	$6,386	10%
Operating Profit	$859	$647	33%
ROS	12.2%	10.1%	210	bps

Adjusted*
Sales	$7,045	$6,386	10%
Operating Profit	$859	$661	30%
ROS	12.2%	10.4%	180	bps

Raytheon third quarter reported and adjusted sales of $7,045 million were up 10 percent versus the prior year. This increase was driven by higher volume on land and air defense systems, including international Patriot as well as higher volume on naval programs, including multiple classified programs, SM-6, and Evolved SeaSparrow Missile.

Raytheon reported operating profit of $859 million was up 33 percent versus the prior year primarily driven by favorable program mix, including international Patriot, improved net productivity, and higher volume. Adjusted operating profit* of $859 million was up 30 percent versus the prior year.

About RTX
RTX is the world's largest aerospace and defense company. With approximately 185,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems for operational success, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2024 sales of more than $80 billion, is headquartered in Arlington, Virginia.

Conference Call on the Third Quarter 2025 Financial Results
RTX’s financial results conference call will be held on Tuesday, October 21, 2025 at 8:30 a.m. ET. The conference call will be webcast live on the company's website at www.rtx.com and will be available for replay following the call. The corresponding presentation slides will be available for downloading prior to the call.

Use and Definitions of Non-GAAP Financial Measures
RTX Corporation (“RTX” or “the Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. Other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. Certain non-GAAP financial adjustments are also described in this Appendix. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Adjusted net sales / Adjusted sales	Represents consolidated net sales (a GAAP measure), excluding net significant and/or non-recurring items[1] (hereinafter referred to as “net significant and/or non-recurring items”).
Organic sales
Organic sales represents the change in consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and net significant and/or non-recurring items.

Adjusted operating profit (loss) and margin percentage (ROS)
Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items. Adjusted operating profit margin percentage represents adjusted operating profit (loss) as a percentage of adjusted net sales.

Segment operating profit (loss) and margin percentage (ROS)
Segment operating profit (loss) represents operating profit (loss) (a GAAP measure) excluding acquisition accounting adjustments[2], the FAS/CAS operating adjustment[3], Corporate expenses and other unallocated items, and Eliminations and other. Segment operating profit margin percentage represents segment operating profit (loss) as a percentage of segment sales (net sales, excluding Eliminations and other).

Adjusted segment sales	Represents consolidated net sales (a GAAP measure) excluding eliminations and other and net significant and/or non-recurring items.
Adjusted segment operating profit (loss) and margin percentage (ROS)
Adjusted segment operating profit (loss) represents segment operating profit (loss) excluding restructuring costs, and net significant and/or non-recurring items. Adjusted segment operating profit margin percentage represents adjusted segment operating profit (loss) as a percentage of adjusted segment sales (adjusted net sales excluding Eliminations and other).

Adjusted net income	Adjusted net income represents net income (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items.
Adjusted earnings per share (EPS)	Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items.
Adjusted effective tax rate
Adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding the tax impact of restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items.

Free cash flow
Free cash flow represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTX’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTX’s common stock, and distribution of earnings to shareowners.

1 Net significant and/or non-recurring items represent significant nonoperational items and/or significant operational items that may occur at irregular intervals.

2 Acquisition accounting adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions, the amortization of customer contractual obligations related to loss making or below market contracts acquired, and goodwill impairment, if applicable.

3 The FAS/CAS operating adjustment represents the difference between the service cost component of our pension and postretirement benefit (PRB) expense under the Financial Accounting Standards (FAS) requirements of GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS) primarily related to our Raytheon segment.

When we provide our expectation for adjusted net sales (also referred to as adjusted sales), organic sales, adjusted operating profit (loss) and margin percentage (ROS), adjusted segment operating profit (loss) and margin percentage (ROS), adjusted EPS, adjusted effective tax rate, and free cash flow, on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures, as described above, generally are not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide RTX Corporation (“RTX”) management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and are not statements of historical fact. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track,” “designed to, ” “commit,” “commitment” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, the Pratt powder metal matter and related matters and activities, including without limitation other engine models that may be impacted, targets and commitments (including for share repurchases or otherwise), and other statements which are not solely historical facts. All forward-looking statements involve risks, uncertainties, changes in circumstances and other factors that are hard to predict and may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, as amended. Such risks, uncertainties and other factors include, without limitation: (1) the effect of changes in economic, capital market and political conditions in the U.S. and globally; (2) changes in U.S. government defense spending, national priorities and policy positions; (3) our performance on our contracts and programs, including our ability to control costs and our dependence on U.S. government approvals for certain international contracts; (4) challenges in the development, certification, production, delivery, support and performance of RTX’s advanced technologies and new products and services and the realization of the anticipated benefits; (5) challenges of operating in RTX’s highly-competitive industries both domestically and abroad; (6) our reliance on U.S. and non-U.S. suppliers and commodity markets, including cost increases and disruptions in the delivery of materials and services to RTX or our suppliers; (7) changes in trade policies, implementation of sanctions, imposition of tariffs (and counter-tariffs) and other trade measures and restrictions, foreign currency fluctuations, and sales methods; (8) the economic conditions of the aerospace industry; (9) the ability of RTX to attract, train, qualify, and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world; (10) the scope, nature, timing and challenges of managing and completing acquisitions, investments, divestitures and other transactions; (11) compliance with legal, environmental, regulatory and other requirements in the U.S. and other countries in which RTX and its businesses operate; (12) the outcome of pending, threatened and future legal proceedings, investigations, audits and other contingencies; (13) the previously-disclosed deferred prosecution agreements entered into between the Company and the Department of Justice (DOJ), the Securities and Exchange Commission (SEC) administrative order imposed on the Company, and the related investigations by the SEC and DOJ, and the consent agreement between the Company and the Department of State; (14) RTX’s ability to engage in desirable capital-raising or strategic transactions; (15) the timing and scope of future repurchases by RTX of its common stock or declarations of cash dividends, which may be discontinued, accelerated, suspended or delayed at any time due to various factors; (16) realizing expected benefits from, incurring costs for, and successfully managing, strategic initiatives such as cost reduction, restructuring, digital transformation and other operational initiatives; (17) additional tax exposures due to new tax legislation or other developments in the U.S. and other countries in which RTX and its businesses operate; (18) the identified rare condition in powder metal used to manufacture certain Pratt & Whitney engine parts requiring accelerated removals and inspections of a significant portion of the PW1100G-JM Geared Turbofan (GTF) fleet; (19) changes in production volumes of one or more of our significant customers as a result of business, labor, or other challenges, and the resulting effect on its or their demand for our products and services; (20) an RTX product safety failure, quality issue or other failure affecting RTX’s or its customers’ or suppliers’ products or systems; (21) cybersecurity, including cyber-attacks on RTX’s information technology infrastructure, products, suppliers, customers and partners, and cybersecurity-related regulations; (22) insufficient indemnity or insurance coverage; (23) artificial intelligence and other technological developments; (24) our intellectual property and certain third-party intellectual property; (25) threats to RTX facilities and personnel, or those of its suppliers or customers, as well as public health crises, damaging weather, acts of nature or other similar events outside of RTX’s control that may affect RTX or its suppliers or customers; (26) the effect of changes in accounting estimates for our programs on our financial results; (27) the effect of changes in pension and other postretirement plan estimates and assumptions and contributions; (28) an impairment of goodwill and other intangible assets; (29) the effects of climate change and climate-related regulations, customer and market demands, products and technologies; and (30) the intended qualification of (1) the United Technologies Corporation (UTC) and Raytheon Company merger as a tax-free reorganization and (2) the spin-offs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies and other internal restructurings as tax-free to us (formerly known as UTC) and former UTC shareowners, in each case, for U.S. federal income tax purposes. For additional information on identifying factors that may cause actual results to differ materially from those stated in forward-looking statements, see the reports of RTX filed with or furnished to the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and RTX assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

RTX Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2025	2024	2025	2024
Net Sales	$22,478	$20,089	$64,365	$59,115
Costs and expenses:
Cost of sales	17,898	16,055	51,293	47,940
Research and development	684	751	2,018	2,126
Selling, general, and administrative	1,436	1,389	4,457	4,232
Total costs and expenses	20,018	18,195	57,768	54,298
Other income (expense), net	63	134	107	(390)
Operating profit	2,523	2,028	6,704	4,427
Non-service pension income	(364)	(374)	(1,081)	(1,134)
Interest expense, net	449	496	1,349	1,376
Income before income taxes	2,438	1,906	6,436	4,185
Income tax expense	432	371	1,080	732
Net income	2,006	1,535	5,356	3,453
Less: Noncontrolling interest in subsidiaries’ earnings	88	63	246	161
Net income attributable to common shareowners	$1,918	$1,472	$5,110	$3,292

Earnings Per Share attributable to common shareowners:
Basic	$1.43	$1.10	$3.81	$2.47
Diluted	$1.41	$1.09	$3.77	$2.45

Weighted Average Shares Outstanding:
Basic shares	1,343.1	1,333.2	1,340.2	1,331.4
Diluted shares	1,358.4	1,346.2	1,354.7	1,341.8

RTX Corporation
Segment Net Sales and Operating Profit (Loss)

	Quarter Ended				Nine Months Ended
	(Unaudited)				(Unaudited)
	September 30, 2025		September 30, 2024		September 30, 2025		September 30, 2024
(dollars in millions)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Net Sales
Collins Aerospace	$7,621	$7,621	$7,075	$7,075	$22,460	$22,460	$20,747	$20,747
Pratt & Whitney	8,423	8,423	7,239	7,239	23,420	23,420	20,497	20,497
Raytheon	7,045	7,045	6,386	6,386	20,386	20,386	19,556	19,626
Total segments	23,089	23,089	20,700	20,700	66,266	66,266	60,800	60,870
Eliminations and other	(611)	(611)	(611)	(611)	(1,901)	(1,901)	(1,685)	(1,685)
Consolidated	$22,478	$22,478	$20,089	$20,089	$64,365	$64,365	$59,115	$59,185

Operating Profit (Loss)
Collins Aerospace	$1,260	$1,194	$1,062	$1,096	$3,521	$3,670	$3,029	$3,289
Pratt & Whitney	751	751	557	597	1,823	1,949	1,511	1,564
Raytheon	859	859	647	661	2,342	2,346	1,770	2,000
Total segments	2,870	2,804	2,266	2,354	7,686	7,965	6,310	6,853
Eliminations and other	(14)	(14)	(14)	(14)	22	(19)	(55)	(55)
Corporate expenses and other unallocated items	(25)	(23)	100	(71)	(110)	(94)	(926)	(103)
FAS/CAS operating adjustment	199	199	210	210	570	570	636	636
Acquisition accounting adjustments	(507)	—	(534)	—	(1,464)	—	(1,538)	—
Consolidated	$2,523	$2,966	$2,028	$2,479	$6,704	$8,422	$4,427	$7,331

Segment Operating Profit Margin
Collins Aerospace	16.5%	15.7%	15.0%	15.5%	15.7%	16.3%	14.6%	15.9%
Pratt & Whitney	8.9%	8.9%	7.7%	8.2%	7.8%	8.3%	7.4%	7.6%
Raytheon	12.2%	12.2%	10.1%	10.4%	11.5%	11.5%	9.1%	10.2%
Total segment	12.4%	12.1%	10.9%	11.4%	11.6%	12.0%	10.4%	11.3%

RTX Corporation
Condensed Consolidated Balance Sheet

	September 30, 2025	December 31, 2024
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,966	$5,578
Accounts receivable, net	12,837	10,976
Contract assets, net	16,604	14,570
Inventory, net	13,806	12,768
Other assets, current	7,905	7,241
Total current assets	57,118	51,133
Customer financing assets	2,071	2,246
Fixed assets, net	16,325	16,089
Operating lease right-of-use assets	1,899	1,864
Goodwill	53,311	52,789
Intangible assets, net	32,260	33,443
Other assets	5,688	5,297
Total assets	$168,672	$162,861

Liabilities, Redeemable Noncontrolling Interest, and Equity
Short-term borrowings	$215	$183
Accounts payable	14,552	12,897
Accrued employee compensation	2,937	2,620
Other accrued liabilities	14,835	14,831
Contract liabilities	20,111	18,616
Long-term debt currently due	584	2,352
Total current liabilities	53,234	51,499
Long-term debt	38,260	38,726
Operating lease liabilities, non-current	1,650	1,632
Future pension and postretirement benefit obligations	1,981	2,104
Other long-term liabilities	7,154	6,942
Total liabilities	102,279	100,903
Redeemable noncontrolling interest	34	35
Shareowners’ Equity:
Common stock	37,869	37,434
Treasury stock	(26,937)	(27,112)
Retained earnings	56,014	53,589
Accumulated other comprehensive loss	(2,432)	(3,755)
Total shareowners’ equity	64,514	60,156
Noncontrolling interest	1,845	1,767
Total equity	66,359	61,923
Total liabilities, redeemable noncontrolling interest, and equity	$168,672	$162,861

RTX Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2025	2024	2025	2024
Operating Activities:
Net income	$2,006	$1,535	$5,356	$3,453
Adjustments to reconcile net income to net cash flows provided by operating activities from:
Depreciation and amortization	1,091	1,094	3,219	3,225
Deferred income tax provision (benefit)	477	(304)	598	(119)
Stock compensation cost	113	105	337	328
Net periodic pension income	(320)	(326)	(956)	(992)
Share-based 401(k) matching contributions	128	69	435	215
Gain on sale of Cybersecurity, Intelligence and Services business, net of transaction costs	—	—	—	(415)
Change in:
Accounts receivable	(351)	349	(1,488)	936
Contract assets	(934)	(996)	(2,124)	(2,453)
Inventory	182	(344)	(1,015)	(1,705)
Other current assets	(879)	(459)	(979)	(242)
Accounts payable and accrued liabilities	2,237	1,082	2,096	2,327
Contract liabilities	986	684	1,329	1,196
Other operating activities, net	(97)	34	(406)	(156)
Net cash flows provided by operating activities	4,639	2,523	6,402	5,598
Investing Activities:
Capital expenditures	(614)	(552)	(1,657)	(1,556)
Dispositions of businesses, net of cash transferred	1,188	—	1,188	1,283
Increase in other intangible assets	(121)	(129)	(347)	(447)
Receipts from settlements of derivative contracts, net	42	32	187	3
Other investing activities, net	(24)	(66)	(87)	(38)
Net cash flows provided by (used in) investing activities	471	(715)	(716)	(755)
Financing Activities:
Repayment of long-term debt	(1,500)	—	(2,289)	(1,700)
Change in commercial paper, net	(1,432)	—	—	—
Change in other short-term borrowings, net	(12)	(12)	6	31
Dividends paid	(910)	(823)	(2,660)	(2,415)
Repurchase of common stock	—	(294)	(50)	(394)
Other financing activities, net	(69)	(29)	(339)	(271)
Net cash flows used in financing activities	(3,923)	(1,158)	(5,332)	(4,749)
Effect of foreign exchange rate changes on cash and cash equivalents	(10)	23	44	11
Net increase in cash, cash equivalents and restricted cash	1,177	673	398	105
Cash, cash equivalents and restricted cash, beginning of period	4,827	6,058	5,606	6,626
Cash, cash equivalents and restricted cash, end of period	6,004	6,731	6,004	6,731
Less: Restricted cash, included in Other assets, current and Other assets	38	49	38	49
Cash and cash equivalents, end of period	$5,966	$6,682	$5,966	$6,682

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2025	2024	2025	2024
Collins Aerospace
Net sales	$7,621	$7,075	$22,460	$20,747
Operating profit	$1,260	$1,062	$3,521	$3,029
Restructuring	(17)	(12)	(169)	(30)
Gain on sale of business, net of transaction and other related costs (1)	95	—	95	—
Charge associated with initiating alternative titanium sources (1)	—	—	—	(175)
Segment and portfolio transformation and divestiture costs (1)	(12)	(22)	(75)	(55)
Adjusted operating profit	$1,194	$1,096	$3,670	$3,289
Adjusted operating profit margin	15.7%	15.5%	16.3%	15.9%
Pratt & Whitney
Net sales	$8,423	$7,239	$23,420	$20,497
Operating profit	$751	$557	$1,823	$1,511
Restructuring	—	(13)	(18)	(46)
Insurance settlement	—	7	—	27
Expected settlement of a litigation matter (1)	—	(34)	—	(34)
Customer bankruptcy (1)	—	—	(108)	—
Adjusted operating profit	$751	$597	$1,949	$1,564
Adjusted operating profit margin	8.9%	8.2%	8.3%	7.6%
Raytheon
Net sales	$7,045	$6,386	$20,386	$19,556
Contract termination (1)	—	—	—	(70)
Adjusted net sales	$7,045	$6,386	$20,386	$19,626
Operating profit	$859	$647	$2,342	$1,770
Restructuring	—	(14)	(4)	(30)
Gain on sale of business, net of transaction and other related costs (1)	—	—	—	375
Contract termination (1)	—	—	—	(575)
Adjusted operating profit	$859	$661	$2,346	$2,000
Adjusted operating profit margin	12.2%	10.4%	11.5%	10.2%
Eliminations and Other
Net sales	$(611)	$(611)	$(1,901)	$(1,685)
Operating profit (loss)	$(14)	$(14)	$22	$(55)
Gain on Investment (1)	—	—	41	—
Adjusted operating loss	$(14)	$(14)	$(19)	$(55)
Corporate expenses and other unallocated items
Operating profit (loss)	$(25)	$100	$(110)	$(926)
Restructuring	(2)	(6)	(11)	(9)
Tax audit settlements and closures (1)	—	—	(5)	(68)
Segment and portfolio transformation and divestiture costs (1)	—	(3)	—	(8)
Legal matters (1)	—	—	—	(918)
Tax matters and related indemnification (1)	—	180	—	180
Adjusted operating loss	$(23)	$(71)	$(94)	$(103)
FAS/CAS Operating Adjustment
Operating profit	$199	$210	$570	$636

Acquisition Accounting Adjustments
Operating loss	$(507)	$(534)	$(1,464)	$(1,538)
Acquisition accounting adjustments	(507)	(534)	(1,464)	(1,538)
Adjusted operating profit	$—	$—	$—	$—
RTX Consolidated
Net sales	$22,478	$20,089	$64,365	$59,115
Total net significant and/or non-recurring items included in Net sales above (1)	—	—	—	(70)
Adjusted net sales	$22,478	$20,089	$64,365	$59,185
Operating profit	$2,523	$2,028	$6,704	$4,427
Restructuring	(19)	(45)	(202)	(115)
Acquisition accounting adjustments	(507)	(534)	(1,464)	(1,538)
Total net significant and/or non-recurring items included in Operating profit above (1)	83	128	(52)	(1,251)
Adjusted operating profit	$2,966	$2,479	$8,422	$7,331
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2025	2024	2025	2024
Net income attributable to common shareowners	$1,918	$1,472	$5,110	$3,292
Total Restructuring	(19)	(45)	(202)	(115)
Total Acquisition accounting adjustments	(507)	(534)	(1,464)	(1,538)
Total net significant and/or non-recurring items included in Operating profit (1)	83	128	(52)	(1,251)
Significant and/or non-recurring items included in Non-service Pension Income
Non-service pension restructuring	—	(4)	—	(9)
Pension curtailment related to sale of business (1)	—	—	—	9
Significant non-recurring and non-operational items included in Interest Expense, Net
Tax audit settlements and closures (1)	—	—	54	78
Tax matters and related indemnification (1)	—	(11)	—	(11)
International tax matter (1)	—	—	(35)	—
Tax effect of restructuring and net significant and/or non-recurring items above	50	148	330	364
Significant and/or non-recurring items included in Income Tax Expense
Tax audit settlements and closures (1)	—	—	59	296
Tax matters and related indemnification (1)	—	(156)	—	(156)
Significant and/or non-recurring items included in Noncontrolling Interest
Noncontrolling interest share of charges related to an insurance settlement	—	(2)	—	(9)
Less: Impact on net income attributable to common shareowners	(393)	(476)	(1,310)	(2,342)
Adjusted net income attributable to common shareowners	$2,311	$1,948	$6,420	$5,634

Diluted Earnings Per Share	$1.41	$1.09	$3.77	$2.45
Impact on Diluted Earnings Per Share	(0.29)	(0.36)	(0.97)	(1.75)
Adjusted Diluted Earnings Per Share	$1.70	$1.45	$4.74	$4.20

Weighted Average Number of Shares Outstanding
Reported Diluted	1,358.4	1,346.2	1,354.7	1,341.8
Impact of dilutive shares	—	—	—	—
Adjusted Diluted	1,358.4	1,346.2	1,354.7	1,341.8

Effective Tax Rate	17.7%	19.5%	16.8%	17.5%
Impact on Effective Tax Rate	1.0%	4.2%	(1.3)%	(0.1)%
Adjusted Effective Tax Rate	16.7%	15.3%	18.1%	17.6%
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Segment Operating Profit Margin and Adjusted Segment Operating Profit Margin

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2025	2024	2025	2024
Net Sales	$22,478	$20,089	$64,365	$59,115
Reconciliation to segment net sales:
Eliminations and other	611	611	1,901	1,685
Segment Net Sales	$23,089	$20,700	$66,266	$60,800
Reconciliation to adjusted segment net sales:
Net significant and/or non-recurring items (1)	—	—	—	(70)
Adjusted Segment Net Sales	$23,089	$20,700	$66,266	$60,870

Operating Profit	$2,523	$2,028	$6,704	$4,427
Operating Profit Margin	11.2%	10.1%	10.4%	7.5%
Reconciliation to segment operating profit:
Eliminations and other	14	14	(22)	55
Corporate expenses and other unallocated items	25	(100)	110	926
FAS/CAS operating adjustment	(199)	(210)	(570)	(636)
Acquisition accounting adjustments	507	534	1,464	1,538
Segment Operating Profit	$2,870	$2,266	$7,686	$6,310
Segment Operating Profit Margin	12.4%	10.9%	11.6%	10.4%
Reconciliation to adjusted segment operating profit:
Restructuring	(17)	(39)	(191)	(106)
Net significant and/or non-recurring items (1)	83	(49)	(88)	(437)
Adjusted Segment Operating Profit	$2,804	$2,354	$7,965	$6,853
Adjusted Segment Operating Profit Margin	12.1%	11.4%	12.0%	11.3%
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Free Cash Flow Reconciliation

	Quarter Ended September 30,
	(Unaudited)
(dollars in millions)	2025	2024
Net cash flows provided by operating activities	$4,639	$2,523
Capital expenditures	(614)	(552)
Free cash flow	$4,025	$1,971

	Nine Months Ended September 30,
	(Unaudited)
(dollars in millions)	2025	2024
Net cash flows provided by operating activities	$6,402	$5,598
Capital expenditures	(1,657)	(1,556)
Free cash flow	$4,745	$4,042

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Organic Sales Reconciliation

	Quarter ended September 30, 2025 compared to the Quarter Ended September 30, 2024
	(Unaudited)
(dollars in millions)	Total Reported Change	Acquisitions & Divestitures Change	FX / Other Change (2)	Organic Change	Prior Year Adjusted Sales (1)	Organic Change as a % of Adjusted Sales
Collins Aerospace	$546	$(263)	$26	$783	$7,075	11%
Pratt & Whitney	1,184	—	4	1,180	7,239	16%
Raytheon	659	—	—	659	6,386	10%
Eliminations and Other (3)	—	8	(4)	(4)	(611)	1%
Consolidated	$2,389	$(255)	$26	$2,618	$20,089	13%
(1)    For the full Non-GAAP reconciliation of adjusted sales refer to “Reconciliation of Adjusted (Non-GAAP) Results - Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin.”
(2)    Includes other significant non-operational items and/or significant operational items that may occur at irregular intervals.
(3)    FX/Other Change includes the transactional impact of foreign exchange hedging at Pratt & Whitney Canada, which is included in Pratt & Whitney’s FX/Other Change, but excluded for Consolidated RTX.

	Nine Months Ended September 30, 2025 compared to the Nine Months Ended September 30, 2024
	(Unaudited)
(dollars in millions)	Total Reported Change	Acquisitions & Divestitures Change	FX / Other Change (2)	Organic Change	Prior Year Adjusted Sales (1)	Organic Change as a % of Adjusted Sales
Collins Aerospace	$1,713	$(326)	$33	$2,006	$20,747	10%
Pratt & Whitney	2,923	—	2	2,921	20,497	14%
Raytheon	830	(460)	70	1,220	19,626	6%
Eliminations and Other (3)	(216)	9	—	(225)	(1,685)	13%
Consolidated	$5,250	$(777)	$105	$5,922	$59,185	10%
(1)    For the full Non-GAAP reconciliation of adjusted sales refer to “Reconciliation of Adjusted (Non-GAAP) Results - Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin.”
(2)    Includes other significant non-operational items and/or significant operational items that may occur at irregular intervals.
(3)    FX/Other Change includes the transactional impact of foreign exchange hedging at Pratt & Whitney Canada, which is included in Pratt & Whitney’s FX/Other Change, but excluded for Consolidated RTX.

Non-GAAP Financial Adjustments

Non-GAAP Adjustments	Description
Segment and portfolio transformation and divestiture costs
The quarters and nine months ended September 30, 2025 and 2024 include certain segment and portfolio transformation costs incurred in connection with the 2023 completed segment realignment as well as separation costs incurred in advance of the completion of certain divestitures.

Charge associated with initiating alternative titanium sources
The nine months ended September 30, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and, therefore, not indicative of the Company’s ongoing operational performance.

Expected settlement of a litigation matter
The quarter and nine months ended September 30, 2024 includes a pre-tax charge of $34 million reflecting the expected settlement value relating to a litigation matter at Pratt & Whitney. Management has determined that the impact is directly attributable to the expected legal settlement and that the nature of the charge is considered non-operational, and therefore, not indicative of the Company’s ongoing operational performance.

Customer bankruptcy
The nine months ended September 30, 2025 include a net pre-tax charge of approximately $0.1 billion related to a customer bankruptcy. The charge primarily relates to contract asset exposures with the customer. Management has determined that the nature and significance of the charge is considered unusual and, therefore, not indicative of the Company’s ongoing operational performance.

Contract termination
The nine months ended September 30, 2024 includes a pre-tax charge of $0.6 billion related to the termination of a fixed price development contract with a foreign customer at Raytheon. The charge includes the write-off of remaining contract assets and settlement with the customer. Management has determined that these impacts are directly attributable to the termination, incremental to similar costs incurred for reasons other than those attributable to the termination and has determined that the nature of the pre-tax charge is considered significant and unusual and, therefore, not indicative of the Company’s ongoing operational performance.

Gain on sale of business, net of transaction and other related costs
The quarter and nine months ended September 30, 2025 includes a pre-tax gain, net of transaction and other related costs, of $0.1 billion associated with the completed sale of the actuation and flight control business at Collins. The nine months ended September 30, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the Cybersecurity, Intelligence and Services (CIS) business at Raytheon. Management has determined that the nature of the net gain on each divestiture is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.

Gain on investment
The nine months ended September 30, 2025 includes a pre-tax gain of $41 million related to the increase in fair value on an investment. Management has determined that the nature of the gain on investment to be significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.

Tax audit settlements and closures
The nine months ended September 30, 2025 includes a tax benefit of $59 million and a pre-tax benefit on the reversal of $54 million of interest accruals both recognized as a result of the closure of the examination phase of multiple state tax audits. The nine months ended September 30, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits. In addition, in the nine months ended September 30, 2024 there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements and closures is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.

Legal matters
The nine months ended September 30, 2024 includes charges of $0.9 billion related to the resolution of several outstanding legal matters. The charge includes an additional accrual of $0.3 billion to resolve the previously disclosed criminal and civil government investigations of defective pricing claims for certain legacy Raytheon Company contracts entered into between 2011 and 2013 and in 2017; an additional accrual of $0.4 billion to resolve the previously disclosed criminal and civil government investigations of improper payments made by Raytheon Company and its joint venture, Thales-Raytheon Systems, in connection with certain Middle East contracts since 2012; and an accrual of $0.3 billion related to certain voluntarily disclosed export controls violations, primarily identified in connection with the integration of Rockwell Collins and, to a lesser extent, Raytheon Company, including certain violations that were resolved pursuant to a consent agreement with the Department of State. Management has determined that these impacts are directly attributable to these legacy legal matters and that the nature of the charges are considered significant and unusual, and, therefore, not indicative of the Company’s ongoing operational performance.

Tax matters and related indemnification
The quarter and nine months ended September 30, 2024 includes the impact of a recent favorable international tax court ruling related to certain tax payments made by a previously separated entity. As a result of this ruling, and the expected reimbursement of international taxes to the previously separated entity, the Company will owe additional U.S. income tax of $0.2 billion and related interest. The Company recorded a pre-tax benefit of $0.2 billion to recognize recovery of the additional taxes and interest owed pursuant to a tax matters agreement entered into in connection with the separation. There was no net income impact in 2024 as a result of this adjustment. We also recognized an income tax benefit of $56 million in response to favorable U.S. Tax Court rulings issued to unrelated taxpayers, but with facts similar to ours. The nature of the tax item in the rulings is subject to the tax matters agreement with previously separated entities, and, therefore, we recorded a pre-tax charge of $32 million for the indemnified amounts. Management has determined that the nature of these impacts to both pre-tax income and income tax expense is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.